SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.         )

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[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

Staples, Inc.

(Name of Registrant as Specified in Its Charter)

Staples, Inc.

(Name of Person(s) Filing Proxy Statement)

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STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

Notice of Annual Meeting of Stockholders to be Held
on Monday, July 10, 2000

The Annual Meeting of Stockholders of Staples, Inc. will be held at The FleetBoston Financial Building (formerly BankBoston, N.A.), 100 Federal Street, Boston, Massachusetts, on Monday, July 10, 2000 at 2:00 p.m., local time, to consider and act upon the following matters:

(1)	To elect five Class 3 Directors to serve for a three-year term expiring at the 2003 Annual Meeting of Stockholders.

(2)	To approve amendments to the Company's Amended and Restated 1990 Director Stock Option Plan.

(3)	To ratify the selection of Ernst & Young LLP as Staples' independent auditors for the current fiscal year.

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on May 12, 2000 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books will remain open.

By Order of the Board of Directors,

Jack A. VanWoerkom, Secretary

Framingham, Massachusetts
May 25, 2000

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON PAGE 1 OF THIS PROXY STATEMENT AND THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

"STREET NAME" HOLDERS WHO PLAN TO ATTEND THE MEETING WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE.

STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

PROXY STATEMENT

for the Annual Meeting of Stockholders
on July 10, 2000

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Staples, Inc. ("Staples" or the "Company") for use at the Annual Meeting of Stockholders to be held on Monday, July 10, 2000 beginning at 2:00 p.m. at The FleetBoston Financial Building (formerly BankBoston, N.A.), 100 Federal Street, Boston, Massachusetts, and at any adjournment of that meeting.

Staples' Annual Report for the fiscal year ended January 29, 2000 was mailed to stockholders, along with these proxy materials on or about May 25, 2000. Staples will, upon written request of any stockholder, furnish without charge a copy of its Annual Report on Form 10-K/A for the fiscal year ended January 29, 2000, as filed with the Securities and Exchange Commission, without exhibits. Please address all such requests to Staples, Inc., Attention: Corporate Secretary, 500 Staples Drive, Framingham, Massachusetts 01702.

What is the purpose of the Annual Meeting?

At the Company's Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, approval of amendments to the Company's Amended and Restated 1990 Director Stock Option Plan, ratification of the Company's independent auditors and consideration of such other business as may properly come before the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, May 12, 2000, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Holders of common stock are entitled to one vote per share.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 470,916,327 shares of common stock of the Company were outstanding and entitled to vote. Proxies received, but marked as withhold authority, abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

If you complete, sign and return the accompanying proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote in favor of the matters to be voted upon. If you are a stockholder as of the record date and attend the meeting you may deliver your completed proxy card or vote in person at the meeting.

Can I vote by the Internet or by telephone?

If you are a registered stockholder (you hold your stock in your own name), you may vote by the Internet by following the instructions at http://www.eproxy.com/SPLS or by telephone by calling 1-800-840-1208. If your shares are held in "street name" you will need to contact your broker or other nominee to determine whether you will be able to vote by the Internet or by telephone.

Can I change my vote after I return my proxy card?

Yes. Any proxy may be revoked by a stockholder at any time before it is exercised by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

What is the vote required to approve each matter?

Election of Directors - The affirmative vote of the holders of a plurality of the shares of common stock voting on the matter is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be counted as a vote cast on such matter, although it will be counted for purposes of determining whether there is a quorum.

Amendments to the Company's Amended and Restated 1990 Director Stock Option Plan- The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required to approve the amendments to the Company's Amended and Restated 1990 Director Stock Option Plan. A properly executed proxy marked "ABSTAIN" will not be counted as a vote cast on such matter, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions and "broker non-votes" will have no effect on the vote to approve the amendments to the Company's Amended and Restated 1990 Director Stock Option Plan.

Independent Auditors - The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required for the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year. A properly executed proxy marked "ABSTAIN" will not be counted as a vote cast on such matter, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions will have no effect on the vote to ratify the selection of Ernst & Young LLP.

Are there other matters to be voted on at the meeting?

The Board of Directors does not know of any other matters which may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment.

All references in this Proxy Statement to historical transactions in common stock reflect the three-for-two stock splits of Staples Retail and Delivery common stock effected in the form of 50% stock dividends distributed on January 30, 1998 and January 28, 1999 and the recapitalization effected through a one-for-two reverse stock split of Staples.com common stock that was effective on April 5, 2000.

PROPOSAL 1 - ELECTION OF DIRECTORS

Staples' Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to the election and qualification of their successors or to the earlier of their death, resignation or removal). The persons named in the enclosed proxy will, upon receipt of a properly executed proxy, vote to elect Basil L. Anderson, George J. Mitchell, Robert C. Nakasone, Ronald L. Sargent and Thomas G. Stemberg as Class 3 Directors for a term expiring at the 2003 Annual Meeting, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Each of the nominees is currently a Class 3 Director of Staples. All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.

Set forth below are the names and certain information with respect to each of the nominees to serve as Director of Staples.

Nominees To Serve As Directors For A Three-Year Term Expiring At The 2003 Annual Meeting
(Class 3 Directors)

Served as Director Since
Basil L. Anderson, age 55 Executive Vice President - Finance and Chief Financial Officer of Campbell Soup Company, a food products manufacturer, since April 1996. Prior to joining Campbell Soup, Mr. Anderson was with Scott Paper Company where he served in a variety of capacities beginning in 1975, including Vice President and Chief Financial Officer from February 1993 to December 1995.	1997

George J. Mitchell, age 66 Special Counsel at the law firm of Verner, Liipfert, Bernhard, McPherson and Hand since 1995. Appointed to the United States Senate in 1980, Senator Mitchell served until he left the Senate in 1995 as Majority Leader, a position he had held since January 1989. Senator Mitchell is also a Director of The Walt Disney Company; Xerox Corporation; Fed EX Corporation; UNUMProvident Corporation; Casella Waste Systems, Inc.; Starwood Hotels and Resorts and Unilever.	1998

Robert C. Nakasone, age 52 Mr. Nakasone served as Chief Executive Officer of Toys "R" Us, Inc., a retail store chain, from February 1998 to August 1999. Previously, Mr. Nakasone served in other positions with Toys "R" Us including President and Chief Operating Officer from January 1994 to February 1998 and Vice Chairman and President of Worldwide Toy Stores from January 1989 to January 1994.	1986

Ronald L. Sargent, age 44 President and Chief Operating Officer of Staples since November 1998. Prior to that he served in various capacities since joining Staples in March 1989, including President - North American Operations from October 1997 to November 1998, President - Staples Contract & Commercial from June 1994 to October 1997, and Vice President - Staples Direct and Executive Vice President - Contract & Commercial from September 1991 until June 1994. Mr. Sargent is also a Director of Yankee Candle Corporation.	1999

Thomas G. Stemberg, age 51 Chairman of the Board of Directors and Chief Executive Officer of Staples since February 1988. Mr. Stemberg is also a Director of PETsMART, Inc.	1986

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS.

PROPOSAL 2 - APPROVAL OF AMENDMENTS TO THE COMPANY'S
AMENDED AND RESTATED 1990 DIRECTOR STOCK OPTION PLAN

On March 7, 2000, the Board of Directors adopted, subject to stockholder approval, amendments to the Company's Amended and Restated 1990 Director Stock Option Plan (the "Plan"). The purpose of the amendments to the Plan is to provide non-employee Directors of the Company ("Outside Directors") with further incentive to remain and/or become Directors and to compensate Outside Directors for their services as Directors.

The following is a brief summary of the provisions of the Plan. This summary is qualified in all respects by reference to the full text of the Plan, copies of which are attached to the electronic copy of this Proxy Statement filed with the SEC, and may be accessed from the SEC's home page. In addition, a copy of the Plan may be obtained by making a written request to the Secretary of the Company.

Summary of the Plan

Under the existing Plan, grants of options and awards of performance accelerated restricted stock ("PARS") may be made, at the sole discretion of the Board of Directors, with respect to either series of Staples' common stock, or a combination of both, which include Staples Retail and Delivery common stock ("Staples RD Stock") or Staples.com common stock ("Staples.com Stock")

Under the existing Plan, Outside Directors automatically receive, upon initial election as a member of the Board of Directors, a grant of options to purchase 15,000 shares of common stock, and on the date of the first regularly scheduled Board of Directors meeting following the end of each Staples fiscal year, Outside Directors also automatically receive a grant of options to purchase 3,000 shares of common stock for each regularly scheduled meeting day of the Board of Directors that such Outside Director attended, up to a maximum of 15,000 shares.

In addition, under the existing Plan, at the first regularly scheduled Board of Directors meeting following the end of each fiscal year, in which performance targets are established relating to PARS awarded to executive officers, (i) each Outside Director is granted 400 PARS of common stock for each regularly scheduled meeting day of the Board of Directors attended by such Director in the previous 12 months (up to a maximum of 2,000 PARS) and (ii) in addition, the Lead Director (as defined in the Plan) and the Chairman of each of the Audit, Compensation, and Governance Committees of the Board of Directors is granted 200 PARS of common stock for each regularly scheduled meeting day of the Board of Directors attended by such Outside Director in the previous 12 months (up to a maximum of 1,000 PARS).

The proposed amendments to the Plan will (i) fix the number of option shares granted in each series of common stock, and (ii) increase the number of option shares Outside Directors receive upon initial election to the Board of Directors and for each meeting attended. Under the amended Plan, Outside Directors will automatically receive, upon initial election as a member of the Board of Directors, a grant of options to purchase 15,000 shares of Staples RD Stock and 5,000 shares of Staples.com Stock. In addition, on the date of the first regularly scheduled Board of Directors meeting following the end of each fiscal year Outside Directors will automatically receive (i) a grant of options to purchase 3,000 shares of Staples RD Stock for each regularly scheduled meeting day of the Board of Directors that such Outside Director attended, up to a maximum of 15,000 shares of Staples RD Stock and (ii) a grant of options to purchase 650 shares of Staples.com Stock for each regularly scheduled meeting day of the Board of Directors that such Outside Director attended, up to a maximum of 3,250 shares of Staples.com Stock.

In addition, the proposed amendments to the Plan (i) fix the number of PARS of Staples RD Stock awarded to Outside Directors for attending meetings of the Board of Directors and (ii) provide the Board of Directors with the discretion to award additional PARS of Staples.com Stock to Outside Directors for attending meetings of the Board of Directors. The Board of Directors has no current plans to award additional PARS of Staples.com Stock to Outside Directors for attending meetings of the Board of Directors. Under the amended Plan, at the first regularly scheduled Board of Directors meeting following the end of each fiscal year of Staples, at which performance targets are established relating to PARS awarded to executive officers of Staples, (x) each Outside Director shall be granted 400 PARS of Staples RD Stock for each regularly scheduled meeting day of the Board of Directors attended by such Director in the previous 12 months (up to a maximum of 2,000 PARS), and (y) each Outside Director may be granted up to 100 PARS of Staples.com Stock for each regularly scheduled meeting day of the Board of Directors attended by such Director in the previous 12 months (up to a maximum of 500 PARS). The Lead Director (as defined in the Plan) and the Chairman of each of the Audit, Compensation, and Governance Committees of the Board of Directors shall continue to be granted 200 PARS of common stock (of either, or a combination of both, series of common stock) for each regularly scheduled meeting day of the Board of Directors attended by such Outside Director in the previous 12 months (up to a maximum of 1,000 PARS).

All stock options granted under the Plan are granted at an exercise price equal to the fair market value of the common stock on the date of grant. Options to purchase Staples RD Stock generally become exercisable on a cumulative basis in four equal annual installments, commencing on the first anniversary of the date of grant. Options to purchase Staples.com Stock are exercisable in full on the date of grant and, prior to vesting, are subject to repurchase by the Company at a price equal to the exercise price. The shares are restricted by the following vesting schedule: 25% of such shares will vest one year after the date of grant and the remaining 75% of such shares will vest in equal monthly installments (2.083% per month) over the following 36 months, provided that the optionee continues to serve as a Director of Staples on such dates. Recipients of PARS own shares of common stock (which may be issued on a deferred basis) under terms that provide for vesting over a period of time and a right to repurchase in favor of Staples with respect to unvested stock, at a price equal to their original purchase price (if any), when the recipient ceases to be a director of Staples. Except as otherwise determined by the Board of Directors, all PARS issued under the Plan shall be issued without the payment of any cash purchase price by the recipient. The restrictions on transfer and forfeiture provisions of the PARS to be granted to the Outside Directors shall lapse on the same basis as PARS awarded to Staples' executive officers.

The following table summarizes the existing Plan and the changes proposed in the amendments to the Plan.

	EXISTING PLAN	AMENDED	PLAN
Event	Options to Purchase Shares of Common Stock (1)	Options to Purchase Shares of Staples RD Stock	Options to Purchase Shares of Staples.com Stock
Initial election to the Board	15,000	15,000	5,000
Each meeting day attended	3,000 (maximum of 15,000)	3,000 (maximum of 15,000)	650 (maximum of 3,250)

	Awards of Restricted Common Stock (PARS) (1)	Awards of Restricted Staples RD Stock (PARS)	Awards of Restricted Staples.com Stock (PARS)
Each meeting day attended	400 (maximum of 2,000)	400 (maximum of 2,000)	up to 100 (maximum of 500)
Lead Director; Chairman of Audit, Compensation and Governance Committees for each meeting day attended	200 (maximum of 1,000)	no change	no change
(1) Under the existing Plan, all options or PARS may be granted with respect to either series of common stock, or a combination of both series, as determined in the sole discretion of the Board of Directors.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax consequences generally arising with respect to Options and PARS granted under the Plan.

Options. The grant of an Option will create no tax consequences for the outside director or Staples. Upon exercising an Option, the outside director generally must recognize ordinary income equal to the difference between the exercise price and fair market value of the shares acquired on the date of exercise, and Staples generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the outside director. The disposition of shares acquired upon the exercise of an Option generally will result in capital gain or loss measured by the difference between the sale price and the outside director's tax basis in such shares (the tax basis generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the Option). This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year prior to the date of the sale and will be a short-term capital gain or loss if held for a shorter period.

PARS. An outside director will not recognize taxable income upon the grant of PARS, unless the director makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the director makes a Section 83(b) Election within 30 days of the date of the grant, then the director will recognize ordinary compensation income for the year in which the PARS is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the PARS is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, then the director will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The director will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

Upon the disposition of the Common Stock acquired pursuant to a PARS award, the director will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the director's tax basis in the Common Stock. The gain or loss will be a long-term capital gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after PARS award is granted if a Section 83(b) Election is made.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE APPROVAL OF THE AMENDMENTS TO THE
COMPANY'S AMENDED AND RESTATED 1990 DIRECTOR STOCK OPTION PLAN

PROPOSAL 3 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Ernst & Young LLP as Staples' independent auditors for the current fiscal year. Ernst & Young LLP has served as Staples' independent auditors since Staples' inception. Although stockholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

OTHER MATTERS

The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by Staples. In addition to solicitations by mail, Staples' Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Staples has also engaged ChaseMellon Shareholder Services, L.L.C. to solicit proxies on behalf of Staples. For these services, Staples will pay ChaseMellon Shareholder Services, L.L.C. a fee of $5,000 plus reimbursement of its reasonable out-of-pocket expenses. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Staples will reimburse them for their related out-of-pocket expenses in this connection.

Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders should be directed to the Corporate Secretary at 500 Staples Drive, Framingham, MA 01702, and must be received not later than January 26, 2001 for inclusion in the proxy statement for that meeting.

The Company's By-laws require that the Company be given advance written notice of matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy materials in accordance with Rule 14a-8 under the Exchange Act). For the 2001 Annual Meeting of Stockholders, the Secretary of the Company must receive such notice at the address noted above on or after March 6, 2001 but prior to April 5, 2001; provided, however, if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, such matter shall have been mailed or delivered to the secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or public disclosure was made, whichever occurs first. If a stockholder proposal is not presented within these timeframes, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the 2001 Annual Meeting, even though there is no discussion of the proposal in the 2001 proxy statement.

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO SUBMIT YOUR PROXY. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the beneficial ownership of Staples RD Stock and Staples.com Stock as of April 12, 2000 (i) by each person who is known by Staples to beneficially own more than 5% of the outstanding shares of either series of common stock, (ii) by each Director and nominee for Director, (iii) by each of the Senior Executives named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and (iv) by all current Directors and executive officers as a group:

	Staples RD Stock		Staples.com Stock
Name of Beneficial Owner 5% Stockholders	Number of shares beneficially owned (1)	Percentage of shares beneficially owned (2)	Number of shares beneficially owned (1)(3)	Percentage of shares beneficially owned (4)
Janus Capital Corporation (5) 100 Fillmore Street Denver, CO 80206	49,655,755	10.87	-	*
FMR Corp. (6) 82 Devonshire Street Boston, MA 02109	45,986,184	10.06	-	*
General Atlantic Partners (7) 3 Pickwick Plaza, Suite 200 Greenwich, CT 06830	-	-	2,307,693	2.02
Highland Capital Partners (8) 2 International Place Boston, MA 02110	-	-	1,538,462	1.35
Greylock IX Limited Partnership One Federal Street Boston, MA 02110	-	-	923,077	*
Jeanne B. Lewis (9) Staples.com 500 Staples Drive Framingham, MA 01702	25,601	*	1,012,912	*
Directors and Senior Executives
Thomas G. Stemberg (10)	5,259,486	1.15	1,064,560	*
Martin Trust (11)	2,763,244	*	50,000	*
Ronald L. Sargent (12)	899,204	*	548,420	*
Robert C. Nakasone (13)	500,061	*	50,000	*
Rowland T. Moriarty (14)	393,539	*	50,000	*
Mary Elizabeth Burton (15)	195,719	*	50,000	*
Paul F. Walsh (16)	119,057	*	50,000	*
James L. Moody, Jr. (17)	82,218	*	50,000	*
W. Lawrence Heisey (18)	96,219	*	50,000	*
W. Mitt Romney (19)	66,439	*	50,000	*
Basil L. Anderson (20)	32,950	*	50,000	*
Margaret C. Whitman (21)	17,691	*	50,000	*
George J. Mitchell (22)	7,457	*	50,000	*
John C. Bingleman (23)	1,322,805	*	-	*
John J. Mahoney (24)	576,478	*	319,368	*
Joseph S. Vassalluzzo (25)	1,535,512	*	319,368	*
All current Directors and Executive Officers as a group (31 persons) (26)	15,033,475	3.24	5,591,786	4.90

_________________
* Less than 1%

(1)	Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Each person or entity listed is deemed to beneficially own shares issuable upon the exercise of stock options that are exercisable within 60 days after April 12, 2000.
(2)	Number of shares deemed outstanding includes 457,019,286 shares of Staples RD Stock outstanding as of April 12, 2000 and any shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000 held by the person or entity in question.
(3)	All amounts reflect a recapitalization effected through a one-for-two reverse stock split approved by the Board on March 7, 2000 and effective on April 5, 2000.
(4)	Includes shares issuable in respect to Staples RD retained interest. This is based on 114,028,672 shares of Staples.com Stock deemed outstanding as of April 12, 2000, which includes 14,028,672 shares of Staples.com Stock outstanding as of such date and the 100,000,000 shares of Staples.com Stock issuable in respect of Staples RD's retained interest in Staples.com.
(5)	Based on Janus Capital Corporation's Schedule 13G filed with the Securities and Exchange Commission as of March 31, 2000.
(6)	Based on FMR Corp.'s Schedule 13G filed with the Securities and Exchange Commission as of February 14, 2000.
(7)	Includes 1,947,209 shares beneficially owned by General Atlantic Partners 59, L.P. and 360,484 shares beneficially owned by GAP Coinvestment Partners II, L.P.
(8)	Includes 1,476,923 shares beneficially owned by Highland Capital Partners IV Limited Partnership and 61,539 shares beneficially owned by Highland Entrepreneurs' IV Limited Partnership.
(9)	Includes 8,620 shares of Staples RD Stock and 705,219 shares of Staples.com stock that are exercisable within 60 days after April 12, 2000.
(10)	Includes 1,940,544 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000. Also includes 254,046 shares of Staples RD Stock owned by Thomas G. Stemberg 1998 Trust; 5,692 shares of Staples RD Stock owned by Mr. Stemberg's wife; 100,000 shares of Staples RD Stock owned by Thomas G. Stemberg 1999 Trust; and 150,000 shares of Staples RD Stock owned by Thomas G. Stemberg L.P.
(11)	Includes 58,124 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000. Also includes 17,083 shares of Staples RD Stock owned by Mr. Trust's wife; 2,358,106 shares of Staples RD Stock owned by Trust Investments; and 24,136 shares of Staples RD Stock and 50,000 shares of Staples.com Stock owned by 1999 MTDT Descendants' Trust of which Mr. Trust is a Trustee.
(12)	Includes 685,313 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000.
(13)	Includes 96,565 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000.
(14)

Includes 153,044 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000. Also includes 39,480 shares of Staples RD Stock beneficially owned by Mr. Moriarty's children and 50,000 shares of Staples.com Stock beneficially owned by the Rowland T. Moriarty Qualified Annuity Trust.

(15)	Includes 133,719 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000. Also includes 50,000 shares of Staples.com Stock owned by Jennifer Ann Burton Irrevocable Trust.
(16)	Includes 96,092 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000. Also includes 165 shares of Staples RD Stock held by Paul F. Walsh, IRA.
(17)	Includes 53,063 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000.
(18)	Includes 58,230 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000. Also includes 12,500 shares of Staples.com stock beneficially owned by Two Cents Worth, Inc., of which Mr. Heisey is a controlling shareholder.
(19)	Includes 23,182 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000.
(20)

Includes 17,250 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000. Also includes 50,000 shares of Staples.com stock beneficially owned by the Basil Anderson Revocable Trust.

(21)	Includes 3,750 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000.
(22)	Includes 4,500 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000. Also includes 50,000 shares of Staples.com stock owned by Senator Mitchell's son.
(23)	Includes 1,035,842 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000.
(24)	Includes 416,250 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000.
(25)	Includes 1,322,872 shares of Staples RD Stock that are exercisable within 60 days after April 12, 2000.
(26)	Includes 6,784,085 shares of Staples RD Stock and 1,021,924 shares of Staples.com stock that are exercisable within 60 days after April 12, 2000.

DIRECTORS AND EXECUTIVE OFFICERS OF STAPLES

Set forth below are the names and certain information with respect to each current Director (other than the nominees) and executive officer of Staples.

Directors Serving A Term Expiring At The 2001 Annual Meeting (Class 1 Directors)

Served as Director Since
W. Lawrence Heisey, age 69 Chairman Emeritus of Harlequin Enterprises Ltd. of Toronto, Canada, a publishing company, since July 1990. Mr. Heisey was a Director of The Business Depot, Ltd. prior to its acquisition by Staples in August 1994.	1994

James L. Moody, Jr., Lead Director, age 68 Chairman of the Board of Hannaford Bros. Co., a food retailer, from May 1984 until his retirement in May 1997. Mr. Moody is a Director of UNUM/Provident Corporation; IDEXX Laboratories, Inc.; Liberty Colonial Group of Mutual Funds and Empire Company Limited, a publicly traded Canadian company.	1995

Martin Trust, age 65 President and Chief Executive Officer of Mast Industries, Inc., a contract manufacturer, importer and wholesaler of women's apparel, and wholly-owned subsidiary of The Limited, Inc., since 1970. Mr. Trust is also a Director of The Limited, Inc.	1987

Paul F. Walsh, age 50
Chairman and Chief Executive Officer of MaineStay Holdings, a private equity investment firm, since September 1998. In January 1999, MaineStay Holdings formed a partnership with Berkshire Partners and BancBoston Capital, two equity investment firms in Boston, resulting in the creation of iDEAL Partners, of which Mr. Walsh was named as Chairman and Chief Executive Officer. From February 1995 to September 1998, Mr. Walsh was President and Chief Executive Officer of Wright Express Corporation, an information and financial services company. From January 1990 to January 1995, Mr. Walsh was Chairman of BancOne Investor Services Corporation, a financial services company. He is also a Director of Intelligent Controls, Inc.	1990

Directors Serving A Term Expiring At The 2002 Annual Meeting (Class 2 Directors)

Served as Director Since
Mary Elizabeth Burton, age 48 Chief Executive Officer of BB Capital, Inc., an investment and consulting company, since July 1992. Ms. Burton was Chief Executive Officer of the Cosmetic Center, Inc., a chain of 250 specialty retail stores from June 1998 to April 1999. Prior to joining the Cosmetic Center, Ms. Burton served as Chief Executive Officer of PIP Printing from July 1991 to July 1992 and Supercuts, Inc. from September 1987 to June 1991. She is also a Director of The Sports Authority, Inc.	1993

Rowland T. Moriarty, age 53 Chairman and Chief Executive Officer of Cubex Corporation, a consulting company, since 1981. Mr. Moriarty was a professor at Harvard Business School from September 1982 to September 1992. He is also a Director of Trammel Crow Company and Charles River Associates, Inc.	1986

W. Mitt Romney, age 53
As of February 19, 1999, Mr. Romney became the President and Chief Executive Officer of the Salt Lake Olympic Committee. Mr. Romney has also been Chief Executive Officer of Bain Capital, Inc., a firm that manages certain venture capital funds, since May 1992. Mr. Romney has been a general partner and the managing partner of each of Bain Capital Partners and Bain Venture Capital, both general partners of venture capital limited partnerships, since September 1984 and October 1987, respectively. He served as Chief Executive Officer of Bain Company, Inc., a management consulting firm, from 1991 to 1993. Mr. Romney is also a Director of Marriott International, Inc.	1986

Margaret C. Whitman, age 43
President and Chief Executive Officer of eBay, Inc., an on-line auction company, since February 1998 and a Director since March 1998. From January 1997 to February 1998, Ms. Whitman was General Manager of the Preschool Division of Hasbro, Inc. From February 1995 to December 1996, Ms. Whitman was employed by FTD, Inc., most recently as President, Chief Executive Officer and a Director. From October 1992 to February 1995, Ms. Whitman was employed by the The Stride Rite Corporation, in various capacities, including President, Stride Rite Children's Group and Executive Vice President, Product Development, Marketing & Merchandising, Keds Division	1999

Board and Committee Meetings

The Board of Directors has five standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance Committee, the Executive Committee and the Capital Stock Committee. Committee membership as of the record date was as follows:

Audit Committee Basil L. Anderson, Chairman Mary Elizabeth Burton Paul F. Walsh	Compensation Committee Martin Trust, Chairman W. Lawrence Heisey Robert C. Nakasone Margaret C. Whitman

Corporate Governance Committee James L. Moody, Jr., Chairman George J. Mitchell Rowland T. Moriarty W. Mitt Romney	Executive Committee Robert C. Nakasone W. Mitt Romney Thomas G. Stemberg

Capital Stock Committee Basil L. Anderson George J. Mitchell James L. Moody, Jr.

The Audit Committee provides the opportunity for direct contact between Staples' independent auditors and the Board. This Committee reviews the auditors' performance in the annual audit and in assignments unrelated to the audit, reviews auditors' fees, discusses Staples' internal accounting control policies and procedures and considers and recommends the selection of Staples' independent auditors. The Audit Committee met five times during the fiscal year ended January 29, 2000.

The Compensation Committee sets the compensation levels of executive officers (subject to review by the Board of Directors), provides recommendations to the Board regarding compensation programs, administers Staples' equity incentive, stock purchase and other employee benefit plans and authorizes option and restricted stock grants under the Amended and Restated 1992 Equity Incentive

Plan and option grants under the 1997 United Kingdom Company Share Option Scheme. The Compensation Committee met four times during the fiscal year ended January 29, 2000.

The Corporate Governance Committee provides recommendations to the Board regarding nominees for Director, membership on the Board committees, and succession matters for the Chief Executive Officer. This Committee will consider Director nominees recommended by stockholders. Stockholders who wish to recommend nominees for Director should submit recommendations to the Secretary who will forward them to the Corporate Governance Committee for consideration. The Corporate Governance Committee met three times during the fiscal year ended January 29, 2000.

The Executive Committee of the Board of Directors is authorized, with certain exceptions, to exercise all of the powers of the Board in the management and affairs of Staples. It is intended that the Executive Committee shall take action only when reasonably necessary to expedite Staples' interests between regularly scheduled Board meetings. The Executive Committee did not meet during the fiscal year ended January 29, 2000.

The Capital Stock Committee oversees the implementation of the cash management and allocation policies and inter-business arrangements, and when called upon by the Board assesses and advises the Board as to the fairness of matters that may have disparate impacts on holders of Staples RD Stock and Staples.com Stock. Any such decision will be made by the committee in good faith and in a manner consistent with its fiduciary duties to Staples and to all of Staples' common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Staples common stock, including the holders of Staples.com Stock. The Capital Stock Committee may call its own meetings or the Board of Directors may request the committee to meet. The Capital Stock Committee was formed in September 1999 and did not meet during the fiscal year ended January 29, 2000.

The Board of Directors met five times during the fiscal year ended January 29, 2000. During the fiscal year ended January 29, 2000, each incumbent Director attended at least 75% of the aggregate number of Board meetings and meetings of committees on which he or she then served.

Director Compensation

Under the Amended and Restated 1990 Director Stock Option Plan (the "Amended and Restated Director Plan") during the fiscal year ended January 29, 2000, Directors were compensated exclusively through equity rather than receiving a portion of their compensation in cash. Accordingly, other than as indicated below and for reimbursement for expenses incurred in attending meetings of the Directors, non-employee Directors ("Outside Directors") did not receive any fees or other cash compensation for their services as Directors. Senator Mitchell provides consulting services to the Company in return for an annual fee of $75,000, which during the fiscal year ended January 29, 2000 the Company paid to Senator Mitchell in Staples RD Stock.

Under the Amended and Restated Director Plan, options and Performance Accelerated Restricted Stock ("PARS") awards may be granted with respect to either Staples RD Stock or Staples.com Stock, or a combination of both series, as determined in the sole discretion of the Board of Directors. Each new member of the Board of Directors is granted an option to purchase 15,000 shares of common stock upon such person's initial election to the Board. The Amended and Restated Director Plan also provides for an annual stock option grant to each Outside Director to purchase a number of shares of common stock equal to 3,000 multiplied by the number of regularly scheduled meeting days attended by such Outside Director during the preceding year (up to a maximum of 15,000 shares). In addition, at the first regularly scheduled Board of Directors meeting following the end of each fiscal year of the Company in which performance targets are established relating to PARS awarded to executive officers of the Company, each Outside Director is granted 400 PARS for each regularly scheduled meeting day attended by such Director during the preceding year (up to a maximum of 2,000 PARS); and each of the Lead Director and the Chairman of the Audit, Compensation and Governance Committees of

the Board of Directors is granted 200 PARS of common stock for each regularly scheduled meeting day of the Board of Directors attended by such Director during the previous twelve months (up to a maximum of 1,000 PARS).

With respect to the fiscal year ended January 29, 2000 and in accordance with the Amended and Restated Director Plan, on March 7, 2000, each of Ms. Burton and Messrs. Anderson, Heisey, Moriarty, Nakasone, Trust and Walsh was granted an option to purchase 15,000 shares of Staples RD Stock; each of Messrs. Mitchell, Moody and Romney was granted an option to purchase 12,000 shares of Staples RD Stock; and Ms. Whitman was granted an option to purchase 9,000 shares of Staples RD Stock, each at an exercise price of $19.375 per share. Pursuant to the Amended and Restated Director Plan, at the next Board of Directors meeting in which performance targets are established relating to PARS, the following will be awarded: Mr. Moody will be awarded 3,200 PARS of Staples RD Stock; Mr. Anderson will be awarded 3,000 PARS of Staples RD Stock; Mr. Trust will be awarded 2,600 PARS of Staples RD Stock; Mr. Nakasone will be awarded 2,400 PARS of Staples RD Stock; Ms. Burton and Messrs. Heisey, Moriarty and Walsh will each be awarded 2,000 PARS of Staples RD Stock; Senator Mitchell and Mr. Romney will each be awarded 1,600 PARS of Staples RD Stock and Ms. Whitman will be awarded 1,200 PARS of Staples RD Stock. In addition, on March 7, 2000, the Board of Directors approved amendments to the Amended and Restated Director Plan, which, upon stockholder approval, will entitle the Outside Directors to receive options to purchase Staples.com Stock. Accordingly, upon stockholder approval of such amendments, each of Ms. Burton and Messrs. Anderson, Heisey, Moriarty, Nakasone, Trust and Walsh will be granted an option to purchase 3,250 shares of Staples.com Stock; Messrs. Mitchell, Moody and Romney will each be granted an option to purchase 2,600 shares of Staples.com Stock; and Ms. Whitman will be granted an option to purchase 1,950 shares of Staples.com Stock.

All stock options under the Amended and Restated Director Plan are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options to purchase Staples RD Stock generally become exercisable on a cumulative basis in four equal annual installments, commencing on the first anniversary of the date of grant. Options to purchase Staples.com Stock are exercisable in full on the date of grant and, prior to vesting, are subject to repurchase by the Company at a price equal to the exercise price. The shares are restricted by the following vesting schedule: 25% of such shares will vest one year after the date of grant and the remaining 75% of such shares will vest in equal monthly installments (2.083% per month) over the following 36 months, provided that the optionee continues to serve as a Director of Staples on such dates.

Recipients of PARS own shares of Staples RD Stock under terms that provide for vesting over a period of time and a right to repurchase in favor of the Company with respect to unvested stock, at a price equal to their original purchase price (if any), when the recipient ceases to be a Director of the Company. Except as otherwise determined by the Board of Directors, all PARS issued under the Amended and Restated Director Plan shall be issued without the payment of any cash purchase price by the recipient. The restrictions on transfer and forfeiture provisions of the PARS to be granted to the Outside Directors will lapse on the same basis as PARS awarded to the Company's executive officers for the fiscal year ended January 29, 2000. "See "Executive Compensation - Performance Accelerated Restricted Stock Awards".

Executive Officers

  In addition to Messrs. Stemberg and Sargent, the following are the executive officers of Staples:

John C. Bingleman, age 57
Mr. Bingleman has served as President - Staples International since February 1997. Prior to that he was President - North American Superstores from August 1994 to February 1997. Mr. Bingleman was President of The Business Depot, Ltd. from its founding in 1990 until its acquisition by Staples in August 1994. Mr. Bingleman announced his retirement effective June 30, 2000.

David B. Crosier, age 50
Mr. Crosier has served as Executive Vice President - Supply Chain Management since June 1998. Prior to that he was Vice President, Logistics for A.W. Chesterton from April 1994 to May 1998. From December 1973 to March 1994, he was with Digital Equipment Corporation where he served in a variety of roles, most recently as Group Business Manager.

Joseph G. Doody, age 47
Mr. Doody has served as President - Staples Contract & Commercial since November 1998. Prior to joining Staples, Mr. Doody was Vice President of Sutherland Group, a call center outsourcing company from January 1998 to November 1998. From January 1997 to September 1997, Mr. Doody served as President, North American Office Imaging of Danka, P.L.C. From December 1992 to December 1996, Mr. Doody was with Eastman Kodak Company where he served as General Manager and Vice President Office Imaging.

Deborah G. Ellinger, age 41
Ms. Ellinger has served as Senior Vice President - Strategic Planning & New Business Development since June 1999. Prior to joining Staples, Ms. Ellinger was a Partner at The Boston Consulting Group from 1990 to 1999, where she focused on strategy development for Fortune 500 companies.

Richard R. Gentry, age 50
Mr. Gentry has served as Executive Vice President - Merchandising since February 1996. Prior to joining Staples, Mr. Gentry was with Lechmere, Inc. from 1987 to January 1996 where he served as Executive Vice President Merchandising from 1993 to January 1996.

Edward C. Harsant, age 55
Mr. Harsant has served as President - The Business Depot since January 1995. Prior to joining Staples, Mr. Harsant was with K-Mart Corp. where he served as Vice President Merchandise from October 1991 to December 1994.

Patrick Hickey, age 42
Mr. Hickey has served as Senior Vice President - Corporate Controller since November 1999. Prior to that he served in various capacities since joining Staples in October 1994, including Vice President and Treasurer from September 1997 to November 1999, Vice President - Financial Planning, Analysis & Reporting from January 1996 to September 1997 and Director of Financial Planning from October 1994 to January 1996.

Susan S. Hoyt, age 56
Ms. Hoyt has served as Executive Vice President - Human Resources since July 1996. Prior to joining Staples, Ms. Hoyt was with Dayton Hudson Department Stores, a clothing retailer in Minneapolis, Minnesota, where she served as Executive Vice President of Store Operations from 1993 to 1996.

Jeffrey L. Levitan, age 45
Mr. Levitan has served as Executive Vice President - Strategy/Business Development for Staples.com since September 1999. Prior to that he served as Senior Vice President - Strategy, New Business Development and Staples.com from November 1998 to September 1999 and as Senior Vice President - Strategic Planning and Business Development from August 1996 to November 1998. From 1988 to 1996, he was with The Boston Consulting Group where he served as a strategic management consultant.

Jacques Levy, age 50
Mr. Levy has served as President - Staples International since April 2000. Prior to joining Staples, Mr. Levy was with Walt Disney Company where he served in a variety of capacities beginning in 1995, including Vice President of Stores, The Disney Store Europe from March 1995 to March 1997, Vice President and General Manager, Global Franchise The Disney Store, Inc. from March 1997 to September 1998 and Vice President Retail Business Development, Disney Consumer Products from October 1998 to February 2000.

Jeanne B. Lewis, age 36
Ms. Lewis has served as President - Staples.com since September 1999. Prior to that she served in various capacities since joining Staples in April 1993, including Executive Vice President - Marketing from November 1998 to September 1999, Senior Vice President - Marketing   from February 1998 to November 1998, Senior Vice President - Marketing and Small Business from April 1997 to February 1998, Vice President/Divisional Merchandise Manager from 1996 to April 1997, Director of Operations and Director of Sales and Marketing from 1994 to 1996.

Brian T. Light, age 36
Mr. Light has served as Executive Vice President and Chief Information Officer since February 2000. Prior to that he served as Senior Vice President and Chief Information Officer from February 1998 to February 2000. From 1986 to January 1998, he was an associate partner at Andersen Consulting where he served as a business and technology consultant.

John J. Mahoney, age 48
Mr. Mahoney has served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer since October 1997. Prior to that he was Executive Vice President and Chief Financial Officer from September 1996 to October 1997. From June 1996 to August 1996, Mr. Mahoney was Executive Vice President and Chief Financial Officer at Hill, Holliday, Connors, Cosmopulos, an advertising agency. Prior to joining Hill, Holliday, Mr. Mahoney was a partner with Ernst & Young LLP, where he served in various capacities in its accounting and auditing groups from 1975 to June 1996.

Robert J. Moore, age 43
Mr. Moore has served as Executive Vice President - Marketing since November 1999. Prior to joining Staples, Mr. Moore was with Bausch & Lomb Incorporated where he served in a variety of capacities beginning in 1989, including Global Vice President of Business Strategy & Marketing, Sunglasses from October 1996 to October 1999 and President, U.S. Health Care from April 1993 to October 1996.

Lawrence J. Morse, age 50
Mr. Morse has served as President - Quill Corporation since February 2000. Previously he served as Senior Vice President of Operations - Quill Corporation from November 1998 to January 2000 and Vice President of Operations - Quill Corporation from June 1989 to November 1998.

James C. Peters, age 38
Mr. Peters has served as President - U.S. Stores since March 1998. Previously he served as Executive Vice President - U.S. Stores from September 1997 to March 1998. Prior to joining Staples, Mr. Peters was with Office Depot, Inc. where he served as Senior Vice President, Western Division from 1993 to September 1997.

Jack A. VanWoerkom, age 46
Mr. VanWoerkom has served as Senior Vice President, General Counsel and Secretary since March 1999. Prior to that he served as General Counsel of Teradyne, Inc. from January 1998 to March 1999. From January 1994 to June 1997, Mr. VanWoerkom was Chief Legal Counsel, Vice President of Development and Managing Director of Europe for A.W. Chesterton.

Joseph S. Vassalluzzo, age 52
Mr. Vassalluzzo has served as Vice Chairman since December 1999. Prior to that he served in various capacities since joining Staples in September 1989, including President, Realty and Development from October 1997 to December 1999, President - Staples Realty from September 1996 to October 1997, Executive Vice President - Growth and Development from November 1993 to September 1996, and Executive Vice President - Growth and Support Services from April 1993 to November 1993.

Staples' Chairman of the Board of Directors and all other executive officers are elected annually by the Board of Directors and serve at the discretion of the Board. No family relationships exist between any of the executive officers or Directors of Staples.

Executive Compensation
Summary Compensation

The following table sets forth certain information concerning the compensation for each of the last three fiscal years of Staples' Chief Executive Officer and the four other most highly compensated executive officers during the fiscal year ended January 29, 2000 (the "Senior Executives").

SUMMARY COMPENSATION TABLE
		Annual Compensation (1)			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($) (2)	Restricted Stock Awards ($) (3)		Staples RD Stock Options (#) (3)		Staples.com Stock Options (#)(4)	All Other Compensation ($) (5)

Thomas G. Stemberg Chairman & CEO	1999 1998 1997	682,083 645,883 587,500		525,147 673,556 446,172	2,075,000 2,606,250 1,543,434	(6) (7) (8)	300,000 2,400,000 360,000		1,064,560 - -	22,844 17,769 13,924

Ronald L. Sargent President & Chief Operating Officer	1999 1998 1997	522,917 449,083 392,084		322,078 349,261 218,235	1,556,250 1,282,032 1,005,552	(9) (10) (11)	225,000 1,361,250 375,000		548,420 - -	31,934 32,193 29,583

John J. Mahoney Exec. Vice President, Chief Financial Officer, & Chief Administrative Officer	1999 1998 1997	463,000 439,250 395,834		261,413 335,880 220,160	933,750 1,172,813 1,033,614	(12) (13) (14)	90,000 585,000 330,000		319,368 - -	41,876 42,848 35,553

Joseph S. Vassalluzzo Vice Chairman	1999 1998 1997	463,000 439,250 391,250		261,413 325,636 198,007	933,750 1,064,202 776,394	(15) (16) (17)	90,000 585,000 220,312		319,368 - -	46,947 48,150 43,774

John C. Bingleman President - Staples International	1999 1998 1997	428,292 410,735 385,883	(20)	225,865 311,889 215,555	- 5,460,947 -	(18) (21)	- 450,000 -	(21)	- - -	51,966 150,152 56,976	(19)

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Senior Executive for each year shown.

(2)	Represents amounts paid under Staples' Executive Officer Incentive plan or executive bonus plan for the relevant fiscal year.

(3)	Amounts reflect the three-for-two stock splits effected on January 30, 1998 and January 28, 1999, as applicable

(4)	All amounts reflect a recapitalization effected through a one-for-two reverse stock split approved by the Board on March 7, 2000 and effective on April 5, 2000.

(5)	Except as noted below, represents an actuarial equivalent benefit to the Senior Executive from payment of annual premiums by the Company under a split dollar insurance program. Because of differences in Mr. Stemberg's insurance policy, Mr. Stemberg's benefit is calculated using a method that, at this time, results in a lower benefit.

(6)	On October 1, 1999, Mr. Stemberg was awarded 100,000 shares of PARS with a per share value of $20.75. As of January 29, 2000, these restricted shares owned by Mr. Stemberg had a total value of $2,150,000. See "Performance Accelerated Restricted Stock Awards."

(7)	On October 1, 1998, Mr. Stemberg was awarded 150,000 shares of PARS with a per share value of $17.375. As of January 29, 2000, these restricted shares owned by Mr. Stemberg had a total value of $3,225,000. See "Performance Accelerated Restricted Stock Awards."

(8)	On October 1, 1997, Mr. Stemberg was awarded 123,750 shares of PARS with a per share value of $12.4722. As of May 1, 1999, these shares were no longer restricted and had a total value of $3,712,500. See "Performance Accelerated Restricted Stock Awards."

(9)	On October 1, 1999, Mr. Sargent was awarded 75,000 shares of PARS with a per share value of $20.75. As of January 29, 2000, these restricted shares owned by Mr. Sargent had a total value of $1,612,500. See "Performance Accelerated Restricted Stock Awards."

(10)	On October 1, 1998, Mr. Sargent was awarded 67,500 shares of PARS with a per share value of $17.375. On January 1, 1999, Mr. Sargent was awarded 3,750 shares of PARS with a per share value of $29.125. As of January 29, 2000, these restricted shares owned by Mr. Sargent had a combined total value of $1,531,875. See "Performance Accelerated Restricted Stock Awards."

(11)	On October 1, 1997, Mr. Sargent was awarded 80,623 shares of PARS with a per share value of $12.4722. As of May 1, 1999, these shares were no longer restricted and had a total value of $2,418,690. See "Performance Accelerated Restricted Stock Awards."

(12)	On October 1, 1999, Mr. Mahoney was awarded 45,000 shares of PARS with a per share value of $20.75. As of January 29, 2000, these restricted shares owned by Mr. Mahoney had a total value of $967,500. See "Performance Accelerated Restricted Stock Awards."

(13)	On October 1, 1998, Mr. Mahoney was awarded 67,500 shares of PARS with a per share value of $17.375. As of January 29, 2000, these restricted shares owned by Mr. Mahoney had a total value of $1,451,250. See "Performance Accelerated Restricted Stock Awards."

(14)	On October 1, 1997, Mr. Mahoney was awarded 82,873 shares of PARS with a per share value of $12.4722. As of May 1, 1999, these shares were no longer restricted and had a total value of $2,486,190. See "Performance Accelerated Restricted Stock Awards."

(15)	On October 1, 1999, Mr. Vassalluzzo was awarded 45,000 shares of PARS with a per share value of $20.75. As of January 29, 2000, these restricted shares owned by Mr. Vassalluzzo had a total value of $967,500. See "Performance Accelerated Restricted Stock Awards."

(16)	On October 1, 1998, Mr. Vassalluzzo was awarded 61,249 shares of PARS with a per share value of $17.375. As of January 29, 2000, these restricted shares owned by Mr. Vassalluzzo had a total value of $1,316,854. See "Performance Accelerated Restricted Stock Awards."

(17)	On October 1, 1997, Mr. Vassalluzzo was awarded 62,250 shares of PARS with a per share value of $12.4722. As of May 1, 1999, these shares were no longer restricted and had a total value of $1,867,500. See "Performance Accelerated Restricted Stock Awards."

(18)	On September 1, 1998, Mr. Bingleman was awarded 281,250 shares of PARS with a per share value of $19.4167. As of January 29, 2000, these restricted shares owned by Mr. Bingleman had a total value of $6,046,875. See "Performance Accelerated Restricted Stock Awards."

(19)	Includes reimbursement of $95,886 for relocation expenses.

(20)	Includes payment of $25,420 paid to Mr. Bingleman by Staples' Canadian subsidiary, The Business Depot, Ltd.

(21) Mr. Bingleman was not granted options or PARS during fiscal 1997 as a result of his assumption of new responsibilities for international operations. Staples developed a long-term compensation strategy for certain international executives, including Mr. Bingleman, that was implemented during fiscal 1998.

Performance Accelerated Restricted Stock ("PARS") Awards

In order to maintain Staples' high risk-high reward philosophy, the Compensation Committee adopted, as part of the Amended and Restated 1992 Equity Incentive Plan, a PARS plan (the "Plan") for certain key executives. Under the Plan, shares of Staples RD Stock are granted to executives in consideration for services. The shares are "restricted" in that they may not be sold or transferred by the executive until they "vest." Staples' PARS issued in fiscal 1999 will vest on February 1, 2004 subject to acceleration upon achievement of certain pre-determined earnings per share ("EPS") growth targets over the next two to five fiscal years. Staples' PARS issued in fiscal 1998 vested on May 18, 2000 as a result of Staples exceeding EPS targets for fiscal 1999. Staples' PARS that were issued in fiscal 1997 vested on May 1, 1999 as a result of Staples exceeding target EPS for such PARS for fiscal 1998. EPS growth targets are determined by the Compensation Committee and approved by the Board of Directors each year for grants under the Plan in that year. Once the PARS have vested, they become "unrestricted" and may be freely sold or transferred. Generally, the PARS are forfeited if the executive's employment with Staples terminates prior to vesting.

Option Grants

  The following table sets forth certain information concerning grants of stock options during the fiscal year ended January 29, 2000 for each of the Senior Executives.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Number of Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share (3)	Expiration Date	Grant Date Present Value (4)

Thomas G. Stemberg
Staples RD Stock	300,000	4.33%	$30.9375	7/1/2009	$2,784,000
Staples.com Stock	1,064,560 (2)	8.42%	$ 3.25	11/9/2009	$1,064,560

Ronald L. Sargent
Staples RD Stock	225,000	3.25%	$30.9375	7/1/2009	$2,088,000
Staples.com Stock	548,420 (2)	4.34%	$ 3.25	11/9/2009	$ 548,420

John J. Mahoney
Staples RD Stock	90,000	1.30%	$30.9375	7/1/2009	$ 835,200
Staples.com Stock	319,368 (2)	2.53%	$ 3.25	11/9/2009	$ 319,368

Joseph S. Vassalluzzo
Staples RD Stock	90,000	1.30%	$30.9375	7/1/2009	$ 835,200
Staples.com Stock	319,368 (2)	2.53%	$ 3.25	11/9/2009	$ 319,368

John C. Bingleman
Staples RD Stock	-	-	-	-	-
Staples.com Stock	-	-	-	-	-

(1) Each of the Staples RD Stock options granted becomes exercisable in full on the third anniversary of the date of grant, provided that the optionee continues to be employed by Staples on such date. Each of the Staples.com Stock options granted is exercisable in full on the date of grant and, prior to vesting, are subject to repurchase by the Company at a price equal to the exercise price. The shares are restricted by the following vesting schedule: 25% of such shares will vest one year after the date of grant and the remaining 75% of such shares will vest in equal monthly installments (2.083% per month) over the following 36 months, provided that the optionee continues to be employed by Staples on such dates. The exercisability of the Staples RD stock options and the vesting of the Staples.com stock options are accelerated under certain circumstances. See "Employment Contracts, Termination of Employment and Change-in-Control Agreements with Senior Executives."

(2) All amounts reflect a recapitalization effected through a one-for-two reverse stock split approved by the Board on March 7, 2000 and effective on April 5, 2000.

(3) The exercise price of options to purchase shares of Staples RD Stock is equal to the fair market value per share of Staples RD Stock on the date of grant as reported on NASDAQ. The exercise price of options to purchase shares of Staples.com Stock is equal to the fair market value per share of Staples.com Stock on the date of grant as determined by the Board of Directors.

(4) The estimated present value at grant date has been calculated using a Black-Scholes option pricing model, based upon the following assumptions: a six year expected life of option; a dividend yield of 0.0%; expected volatility of 36.1% for Staples RD Stock options and 35.8% for Staples.com Stock options; and a risk-free interest rate of 5.82% for Staples RD Stock options and 6.11% for Staples.com Stock options, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant, with a maturity corresponding to the expected life of the option. Values are adjusted to reflect a risk of forfeiture due to vesting requirements.

Option Exercises and Holdings

The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended January 29, 2000 by each of the Senior Executives and the number and value of unexercised options held by each of the Senior Executives on January 29, 2000.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES

Name	No. of Shares of Common Stock Acquired On Exercise	Value Realized (1)	No. of Shares of Common Stock Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year End (3) Exercisable/Unexercisable

Thomas G. Stemberg
Staples RD Stock	500,000	$8,298,100	1,940,544/3,060,000	$30,418,808/$7,440,072
Staples.com Stock	1,064,560 (2)	$ 0	0/0	$0/$0

Ronald L. Sargent
Staples RD Stock	99,029	$2,917,612	685,313/1,792,500	$7,386,441/$4,627,407
Staples.com Stock	548,420 (2)	$ 0	0/0	$0/$0

John J. Mahoney
Staples RD Stock	0	$ 0	416,250/1,792,500	$4,559,362/$4,178,658
Staples.com Stock	319,368 (2)	$ 0	0/0	$0/$0

Joseph S. Vassalluzzo
Staples RD Stock	0	$ 0	1,322,872/827,812	$21,139,028/$3,028,577
Staples.com Stock	319,368 (2)	$ 0	0/0	$0/$0

John C. Bingleman
Staples RD Stock	123,750	$2,058,565	810,842/450,000	$13,882,742/$637,515
Staples.com Stock	0	$ 0	0/0	$0/$0

(1) Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

(2) All amounts reflect a recapitalization effected through a one-for-two reverse stock split approved by the Board on March 7, 2000 and effective on April 5, 2000

(3) Based on the fair market value of the Staples RD Stock on January 29, 2000 ($21.50 per share), less the option exercise price.

Employment Contracts, Termination of Employment and Change-in-Control Agreements with Senior Executives

Staples has entered into Severance Benefit Agreements (the "Severance Agreements") with each of the Senior Executives. Under the Severance Agreements, the Senior Executives would be entitled to continuation of salary and other benefits for (i) 18 months in the case of Mr. Stemberg, and (ii) 12 months in the case of Messrs. Bingleman, Mahoney, Sargent and Vassalluzzo, following termination of employment by Staples without cause (or "constructive discharge" as provided in the Severance Agreements). Each Senior Executive would receive such benefits for an additional period of six months if such termination occurred within two years following a "change in control" of Staples (as defined in the Severance Agreements). A change in control of Staples also results in a partial acceleration of the exercisability of outstanding options held by the Senior Executives (and all Staples associates) and a discharge without cause (or resignation for good reason) within one year after a change in control results in the acceleration in full of all options and PARS. In the event Mr. Mahoney is terminated without cause within one year after a change of control, Staples would also guarantee to him that the sum of all severance payments plus the total gain realized and realizable upon the sale and/or exercise of his PARS and/or options would equal at least $2,000,000.

Compliance with Section 16(a) of the Securities Exchange Act of 1934.

Based solely on its review of copies of reports filed by persons ("Reporting Persons") required to file such reports pursuant to Section 16(a) under the Exchange Act, Staples believes that all filings required to be made by Reporting Persons of the Company were timely made in accordance with the requirements of the Exchange Act, with the exception of (i) the sale in January 1999 by Mr. Bingleman of 339 shares of Staples RD Stock which was reported in June 1999, (ii) the acquisition in August 1999 by Senator Mitchell of 2,557 shares of Staples RD Stock, in lieu of consulting fees, which was reported in December 1999, (iii) the award to Senator Mitchell of 400 PARS in June 1999, pursuant to the Amended and Restated 1990 Director Stock Option Plan, which was reported in August 1999, (iv) the purchase by Senator Mitchell of 100,000 shares of Staples.com Stock on December 9, 1999 which was reported on January 11, 2000 (v) the purchase by Mr. Heisey and Two Cents Worth, Inc., of which Mr. Heisey is the controlling stockholder, on December 9, 1999 of 100,000 shares of Staples.com Stock which was reported on January 13, 2000 and (vi) the purchase by Ms. Burton in December 1999 of 100,000 shares of Staples.com Stock which was reported in February 2000.

Compensation Committee Interlocks and Insider Participation

Messrs. Heisey, Nakasone and Trust, all non-employee Directors of Staples, served on the Compensation Committee for the entire fiscal year ended January 29, 2000. Ms. Whitman joined the Committee in June 1999.

Certain Relationships and Related Transactions

See "Director Compensation" regarding Senator Mitchell's consulting agreement with the Company.

Staples has a policy that transactions and loans, if any, between Staples and its officers, Directors and affiliates will be on terms no less favorable to Staples than could be obtained from unrelated third parties and will be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors. In addition, this policy mandates that Staples may make loans to such officers, Directors and affiliates for bona fide business purposes only.

Between December 1999 and February 2000, Staples sold an aggregate of 1,100,000 shares of Staples.com Stock to the non-employee directors of Staples at a purchase price of $1.625 per share.

These shares of Staples.com Stock were purchased on the same terms as shares purchased by an independent group of venture capital firms during the same time period.

Certain executive officers of Staples have acquired shares of Staples.com Stock upon exercise of stock options. Staples has the right to repurchase a portion of the shares at their purchase price in the event the officer ceases to be employed by Staples. Thirteen executive officers borrowed an aggregate of $7.8 million from Boston Safe Deposit and Trust Company in order to pay for their shares. In addition, three of the executive officers deferred the interest payments on their loans for two years. The principal amount of the loans are 50% non-recourse to the individuals; the interest payable on the loans is with full recourse to the individuals. Each of the executive officers entered into a pledge agreement with Boston Safe Deposit and Bank Company pursuant to which they pledged their shares of Staples.com Stock as collateral for the loan they received. Staples entered into a Line of Credit and Guaranty Agreement with Boston Safe Deposit and Trust Company pursuant to which Staples agreed to guarantee these loans.

The following table identifies the executive officers who received loans to purchase their Staples.com Stock, the original loan amount and the balance of each loan as of April 12, 2000.

Name	Title	Original Loan Amount (1)	Loan Balance as of April 12, 2000
David B, Crosier	Executive Vice President - Supply Chain Management	$241,488	$241,488
Joseph G. Doody	President - Staples Contract & Commercial	$500,000 (2)	$509,014 (3)
Deborah G. Ellinger	Senior Vice President - Strategic Planning & New Business Development	$172,991	$172,991
Susan S. Hoyt	Executive Vice President - Human Resources	$522,470	$522,470
Jeffrey L. Levitan	Executive Vice President - Strategy/Business Development for Staples.com	$1,331,473 (4)	$1,331,473
Jeanne B. Lewis	President - Staples.com	$1,000,000 (5)	$1,014,957 (6)
Brian Light	Executive Vice President and Chief Information Officer	$237,991	$237,991
John J. Mahoney	Executive Vice President, Chief Administrative Officer & Chief Financial Officer	$1,037,946	$1,037,946
Robert J. Moore	Executive Vice President - Marketing	$241,488	$241,488
James C. Peters	President - U. S. Stores	$522,470	$522,470
Ronald L. Sargent	President and Chief Operating Officer	$782,365	$782,365
Jack A. VanWoerkom	Senior Vice President - General Counsel and Secretary	$172,991	$172,991
Joseph S. Vassalluzzo	Vice Chairman	$1,037,946	$1,037,946
(1)	All loans accrue interest at a floating annual rate equal to the rate quoted as "Call Money" from time to time in the "Money Rates" Section of The Wall Street Journal, or if no such rate is quoted or The Wall Street Journal is not available, the generally prevailing rate for loans to members of the New York Stock Exchange secured by stock exchange collateral provided by Reuters or a similar source of recognized standing selected by the Boston Safe Deposit and Trust Company (the "Bank"). In the event the Bank determines that for any reason no rate comparable to "Call Money" is available on a given day, the loans shall bear interest on such date at the "Prime Rate" minus 1% per annum. "Prime Rate" means the rate quoted as the "Prime Rate" in the "Money Rates" section of The Wall Street Journal. In the event "Call Money" or the "Prime Rate" is reported as a range of rates, the rate used to calculate the interest rates under the notes will be the highest such rate reported.
(2)	Does not include a $100,000 credit line to pay interest on the loan.
(3)	Includes $9,014 borrowed to pay interest on the loan
(4)	Does not include a $266,295 credit line to pay interest on the loan.
(5)	Does not include a $200,000 credit line to pay interest on the loan.
(6)	Includes $14,957 borrowed to pay interest on the loan.

Compensation Committee Report on Executive Compensation

Staples' executive compensation program is administered by the Compensation Committee composed of the non-employee Directors listed below. Staples' executive compensation program is designed to retain and reward executives who are responsible for leading Staples in achieving its business objectives. All decisions by the Compensation Committee relating to the compensation of Staples' executive officers are reviewed by the full Board. This report is submitted by the Compensation Committee and addresses Staples' compensation policies for fiscal 1999 and forward as they affected the Chief Executive Officer and the other executive officers of Staples.

Compensation Philosophy

The objectives of the executive compensation program are to (i) align compensation with business objectives, individual performance and the interests of Staples' stockholders, (ii) motivate and reward high levels of performance, (iii) recognize and reward the achievement of Company and/or business unit goals, and (iv) enable Staples to attract, retain and reward executive officers who contribute to the long-term success of Staples.

The Committee's executive compensation philosophy is that a significant portion of executive compensation should be tied directly to the performance of Staples as a whole. The base salaries paid to executives are targeted by the Committee to fall at or below the 40th percentile of the pay practices of publicly traded companies in the retail industry (including companies in the Standard & Poor's Retail Composite Index contained in the stock performance graph contained in this Proxy Statement, as determined by The Hay Group ("Hay"), an international compensation and human resource consulting firm. The Committee seeks, however, to provide its executives with opportunities for compensation substantially higher than base salary through performance-based bonuses, stock options and Performance Accelerated Restricted Stock ("PARS"). The Committee also believes that bonus awards tied to achievement of pre-approved performance goals serve as an influential motivator to its executives and help to align the executives' interests with those of the stockholders of Staples. The Committee also continues to believe that a substantial portion of the compensation of Staples' executives should be linked through Staples' stock option and PARS program to the success of Staples' stock in the marketplace. Stock options and PARS further align the interests of management and stockholders and assist in the retention of valued executives.

Status of the Executive Compensation Program

Based on information provided by Hay and consistent with Staples' objectives and philosophy, the Committee targeted total annual compensation (salary, cash bonus and stock) to fall above the median for total annual compensation for similar positions in the group of retail companies used in the Hay study.

•	Salaries: The Committee targets base annual salary for executive officers including the Senior Executives to be at the 40th percentile of the annual base salary for comparable positions in the Hay study group.

•	Bonus: Each of Staples' executive officers, including the Senior Executives, was eligible to participate in Staples' Executive Officer Incentive Plan in fiscal 1999 (the "Bonus Plan"). The Bonus Plan provided for the payment of a range of cash bonuses to executive officers based on "stretch" objectives relating to company-wide earnings per share, return on net assets, and customer service goals.

The earnings per share, return on net assets and customer service goals for the Bonus Plan were determined by the Committee and approved by the Board of Directors at the beginning of fiscal 1999. In each case, these bonus goals represented "stretch" objectives, requiring performance in excess of amounts set for budget purposes to achieve target bonus payouts. The Committee established target bonus payouts for executives in an attempt to bring the cash portion of total annual compensation

(base salary plus target bonus) to approximately the median of the cash compensation paid to the Hay comparison group.

For fiscal 1999, Staples exceeded stretch objectives for earnings per share and fell short of the customer service and return on net assets objectives.

•	Stock Options: In addition to base salary and bonus, Staples' executives are also granted annually performance-based long-term incentives represented by stock options. The intent of these awards is to further encourage retention and promote identity of interest with Staples' stockholders. The 1992 Equity Incentive Plan was amended and restated in 1999 to provide for awards of options of either Staples RD Stock and/or Staples.com Stock. In determining whether awards of Staples RD Stock or Staples.com Stock, or both, will be made to specific employees, consideration is given to, among other things, the identity of the business to which the employee provides services. The incentive compensation committee also considers the fact that in the emerging Internet economy in which Staples competes for executives, stock options are an important part of executive compensation packages and are frequently offered in substantial amounts to attract talented and experienced executives to join startups and other less established businesses. The continued future success of Staples, in general, and Staples.com, in particular, is dependent on the ability to attract and retain key executives. Accordingly, the incentive plan committee considers data about the level of stock options awarded, not only in companies in its competitive business group, but also in the competitive labor market in which we compete for executive talent. Annual stock option awards were made to executive officers in July 1999, the same time that stock option awards were made to all stock option eligible employees of the Company. At that time, Staples RD Stock was the only authorized series of Company common stock. In November 1999, subsequent to shareholder approval of the Amended and Restated 1992 Equity Incentive Plan, options to purchase shares of Staples.com Stock were granted to all stock option eligible employees, including the Senior Executives. In granting these options, the Committee considered the influence and business drivers within each executives' area of responsibility on the Staples.com business and Staples Retail and Delivery business. Loans were arranged through a third party for certain senior executives to encourage and promote the purchase of Staples.com options.

•	Performance Accelerated Restricted Stock (PARS): In order to maintain Staples' high risk-high reward philosophy, help retain key executives, maintain focus on stockholder returns and deliver the possibility of total direct compensation above the median of the Hay comparison group, the Committee has adopted the use of PARS for certain key management, including its executive officers. The shares are "restricted" in that they may not be sold or transferred by the executive until they "vest". Staples' PARS issued in fiscal 1999 will vest on February 1, 2004 subject to acceleration if Staples achieves certain pre-determined compound EPS growth over the next two to five fiscal years. EPS growth targets are determined by the Committee and approved by the Board of Directors each year for grants of PARS in that year. Once the PARS have vested, they become "unrestricted" and may be sold or transferred.

In 1998, Staples developed a long term compensation strategy specifically for Mr. Bingleman, President - International. This plan provided Mr. Bingleman with a restricted stock grant vesting five years from date of grant, subject to accelerated vesting based on the attainment of certain event based and financial objectives relating to Mr. Bingleman's responsibilities for certain of Staples international operations. This grant is in lieu of certain annual stock options and PARS grants under the stock option/PARS program.

Mr. Stemberg, Staples' Chief Executive Officer, is eligible to participate in the same executive compensation program available to other Staples executives, and his total annual compensation, including compensation derived from the Bonus Plan and stock option/PARS program, was set by the Committee in accordance with the same criteria. Mr. Stemberg's annual salary was increased in fiscal 1999 from $650,000 to $685,000. Mr. Stemberg's annual salary remained below the 25th percentile for the Chief Executive Officer position within the Hay comparison group. Under the Bonus Plan, Mr. Stemberg was paid a bonus of $526,567 placing his total cash compensation below the 40th percentile of the Hay comparison group. In fiscal 1999, the Committee granted Mr. Stemberg 100,000 PARS, and options to purchase 300,000 shares of Staples RD Stock under the options/PARS program. In addition, Mr. Stemberg was granted an option to purchase 2,129,120 shares of Staples.com Stock in November 1999. These grants were valued and based on the same factors the Committee considered in fixing the size of other executive PARS and stock option grants. Using the Hay/Black-Scholes valuation method for options, total annual compensation to Mr. Stemberg in fiscal 1999 placed him above the median of the Hay comparison group.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, certain executive compensation in excess of $1 million paid to any of a public company's five most highly-paid executives is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by the stockholders. In 1998, the Committee adopted and Staples shareholders approved the Bonus Plan in compliance with Section 162 (m). The Company's stock option plans are performance based, and accordingly, comply with Section 162(m). Finally, while the Company's PARS program has a significant performance component, it cannot be qualified under 162(m) without compromising valuable executive incentives which the Committee believes outweigh any tax benefit to the Company.

Compensation Committee:	Martin Trust, Chairman W. Lawrence Heisey Robert C. Nakasone Margaret C. Whitman

STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on Staples RD Stock between January 28, 1995 and January 29, 2000 (the end of fiscal 1999) with the cumulative total return of (i) Standard & Poor's 500 Composite Index and (ii) the Standard & Poor's Retail Store Composite Index. This graph assumes the investment of $100.00 on January 28, 1995 in Staples RD Stock, the Standard & Poor's 500 Composite Index and the Standard & Poor's Retail Store Composite Index, and assumes dividends are reinvested. Measurement points are February 3, 1996, February 1, 1997, January 31, 1998, January 30, 1999 and January 29, 2000 (Staples' last five fiscal year ends).

  [CHART]

  Dividends Reinvested
  TOTAL RETURN TO STOCKHOLDERS

	28-Jan-95	03-Feb-96	01-Feb-97	31-Jan-98	30-Jan-99	29-Jan-00
SPLS	100.00	157.73	190.21	252.84	597.58	448.84
S & P Retail Composite	100.00	106.90	123.92	184.69	301.05	296.03
S & P 500	100.00	135.17	167.13	208.40	272.04	289.16

STAPLES, INC.

AMENDED AND RESTATED 1990 DIRECTOR STOCK OPTION PLAN

1. Purpose.

     The purpose of this Amended and Restated 1990 Director Stock Option Plan (the ''Plan'') of Staples, Inc. (the ''Company'') is to encourage ownership in the Company by the Company's outside directors, whose continued services the Company considers essential to its future progress, and to provide these individuals with a further incentive to remain as directors of the Company.

2. Administration.

     The Board of Directors shall supervise and administer the Plan. Grants of stock options (''Options'') and awards of performance accelerated restricted stock (''PARS'') under the Plan and the amount and nature of the Options and PARS to be granted shall be made by the Board of Directors in accordance with Section 4. All questions concerning interpretation of the Plan or any Options or PARS issued under it shall be resolved by the Board of Directors and such resolution shall be final and binding upon all persons having an interest in the Plan.

3. Participation in the Plan.

     Directors of the Company who are not employees of the Company or any subsidiary of the Company (''outside directors'') shall be eligible to receive Options and PARS under the Plan.

4. Terms, Conditions and Form of Options and PARS.

     All Options and PARS granted under the Plan shall be evidenced by a written agreement in such form as the Board of Directors shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions.

     (a) Stock Subject to Plan. Options and PARS may be granted under the Plan with respect to either Staples Retail and Delivery common stock or Staples.com common stock (collectively, ''Common Stock''). Subject to adjustment as provided in the Plan, the maximum number of shares of Common Stock which may be issued under the Plan is 3,350,000 shares of Common Stock (regardless of series). All Options or PARS granted under the Plan, as provided below, shall be granted with respect to either series of Common Stock, or a combination of both series, as determined in the sole discretion of the Board of Directors. If an Option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such Option shall again be available for subsequent Option grants or PARS under the Plan; and if the shares subject to a PARS shall be repurchased by the Company, the repurchased shares shall again be available for subsequent Option grants or PARS under the Plan.

     (b) Grants of Options and PARS.

          (i) Initial Option Grant. An Option to purchase 15,000 shares of Staples Retail and Delivery common stock and an Option to purchase 5,000 shares of Staples.com common stock shall be granted automatically to outside directors who are initially elected to the Board of Directors subsequent to the approval of the Plan by the Company's stockholders at the close of business on the date of such director's initial election to the Board of Directors.

          (ii) Annual Option Grants.

               (1) On the date of the first regularly scheduled Board of Directors meeting following the end of each fiscal year of the Company, commencing with the fiscal year ending January 30, 1999, an Option shall be granted automatically to each outside director to purchase a number of shares of Staples Retail and Delivery common stock equal to 3,000 multiplied by the number of regularly scheduled meeting days of the Board of Directors attended by such director in the previous 12 months (up to a maximum of 15,000 shares).

               (2) On the date of the first regularly scheduled Board of Directors meeting following the end of each fiscal year of the Company, commencing with the fiscal year ending January 29, 2000, an Option shall be granted automatically to each outside director to purchase a number of shares of Staples.com common stock equal to 650 multiplied by the number of regularly scheduled meeting days of the Board of Directors attended by such director in the previous 12 months (up to a maximum of 3,250 shares).

          (iii) Annual Awards of PARS. At the first regularly scheduled Board of Directors meeting following the end of each fiscal year of the Company, at which performance targets are established for PARS awarded to executive officers of the Company, but no later than July 31 of each year (each, an ''Award Date), (x) the Company shall grant to each outside director 400 PARS with respect to Staples Retail and Delivery common stock for each regularly scheduled meeting day of the Board of Directors attended by such director in the previous 12 months (up to a maximum of 2,000 PARS), (y) the Company may grant to each outside director up to 100 PARS with respect to Staples.com common stock for each regularly scheduled meeting day of the Board of Directors attended by such director in the previous 12 months (up to a maximum of 500 PARS), and (z) in addition, the Company shall grant to the Lead Director and the Chairman of each of the Audit, Compensation, and Governance Committee of the Board of Directors 200 PARS for each regularly scheduled meeting day of the Board of Directors attended by such director in the previous 12 months (up to a maximum of 1,000 PARS).

(c) Terms of Options.

          (i) Option Exercise Price. The option exercise price per share for each Option granted under the Plan shall be determined as follows: if such series of Common Stock is listed on the Nasdaq National Market on the date of grant, the option exercise price per share shall be equal to the last reported sale price per share of such series of Common Stock on the Nasdaq National Market on the date of grant (or, if no such price is reported on such date, such price as is reported on the nearest preceding date); if the applicable series of Common Stock is not listed on the Nasdaq National Market on the date of grant, the option exercise price per share shall be the fair market value per share of such series of Common Stock on the date of grant, as determined in good faith by the Board of Directors.

          (ii) Nature of Options. All Options granted under the Plan shall be nonstatutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the ''Code'').

          (iii) Vesting. Except as otherwise provided in the Plan, (A) each Option to purchase shares of Staples Retail and Delivery common stock shall become exercisable, on a cumulative basis, in four equal annual installments on each of the first, second, third and fourth anniversary dates of its date of grant, provided the optionee continues to serve as a director of the Company on such dates, and (B) each Option to purchase shares of Staples.com common stock shall become exercisable in full on the date of grant, provided, however, 25% of such shares shall vest one year after the date of grant and the remaining 75% of such shares shall vest in equal monthly installments over the following 36months, provided the optionee continues to serve as a director of the Company on such dates. Notwithstanding the foregoing, each outstanding Option shall immediately become exercisable in full in the event (A) a Change in Control (as defined in Section 8) of the Company occurs or (B) the optionee ceases to serve as a director of the Company due to his or her death, disability (within the meaning of Section 22(e)(3) of the Code or any successor provision) or retires pursuant to a retirement policy adopted by the Company.

           (iv) Option Exercise Procedure. An Option may be exercised only by written notice to the Company at its principal office accompanied by payment in cash of the exercise price with respect to the Option being exercised or by the tender (actual or constructive) of shares of Common Stock owned by the director having a value as of the date of exercise equal to the exercise price. In the case of a constructive tender of shares of Common Stock, the optionee and the Company may enter into an agreement to defer until an agreed-upon date the issuance, transfer and delivery of shares of Common Stock with a value equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the Option being exercised. The Board of Directors may impose such restrictions on the tender of shares as it deems appropriate.

          (v) Termination. Each Option shall terminate, and may no longer be exercised, on the date six months after the optionee ceases to serve as a director of the Company; provided that, in the event (A) an optionee ceases to serve as a director due to his or her death or disability (within the meaning of Section 22(e)(3) of the Code or any successor provision), or (B) an optionee dies within six months after he or she ceases to serve as a director of the Company, then the exercisable portion of the Option may be exercised, within the period of one year following the date the optionee ceases to serve as a director, by the optionee or by the person to whom the Option is transferred by will, by the laws of descent and distribution, or by written notice pursuant to Section 4(c)(vii). Notwithstanding the foregoing, each Option shall terminate, and may no longer be exercised, on the date 10 years after the date of grant.

          (vi) Options Nontransferable. Except as otherwise provided by the Board of Directors, each Option granted under the Plan by its terms shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercised during the lifetime of the optionee only by the optionee or his or her legal representative. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

          (vii) Option Exercise by Representative Following Death of Director. An optionee, by written notice to the Company, may designate one or more persons (and from time to time change such designation), including his or her legal representative, who, by reason of the optionee's death, shall acquire the right to exercise all or a portion of the Option. If the person or persons so designated wish to exercise any portion of the Option, they must do so within the term of the Option as provided herein. Any exercise by a representative shall be subject to the provisions of the Plan.

(d) Terms of PARS.

          (i) Nature of PARS. All PARS hereunder shall consist of the issuance by the Company of shares of Common Stock or an agreement for the future delivery of shares of Common Stock at an agreed-upon date (''PARS Deferred Units'') and the purchase by the recipient thereof of such shares, subject to the terms, conditions and restrictions described in the document evidencing the PARS and in this Plan.

          (ii) Execution of PARS Agreement. In the case of the actual issuance of Common Stock, the Company shall, upon the date of the PARS grant, issue the shares of Common Stock subject to the PARS by registering such shares in book entry form with the Company's transfer agent in the name of the recipient. No certificate(s) representing all or a part of such shares shall be issued until the conclusion of the vesting period described in paragraph (iv) below.

          (iii) Price. Except as otherwise determined by the Board of Directors, all PARS issued hereunder shall be issued without the payment of any cash purchase price by the recipients (in which case the ''price per share originally paid'' for purposes of clause (2) of paragraph (v) below shall be zero).

          (iv) Vesting. Except as otherwise provided in the Plan, the restrictions on transfer and the forfeiture provisions of each PARS shall lapse on the same basis as PARS that have been awarded to the Company's executive officers for the fiscal year in which the Award Date relating to such PARS occurs. If no PARS have been awarded to any executive officer of the Company during the six months preceding an Award Date, then the restrictions on transfer and the forfeiture provisions of all PARS granted pursuant to this Plan on such Award Date shall lapse on such terms as shall be determined by the Board of Directors. Notwithstanding the foregoing, the restrictions on transfer and the forfeiture provisions of all PARS granted under this Plan shall immediately lapse in the event (A) a Change in Control of the Company occurs, or (B) the recipient ceases to serve as a director of the Company due to his or her death, disability (within the meaning of Section 22(e)(3) of the Code or any successor provision) or retires pursuant to a retirement policy adopted by the Company.

          (v) Restrictions on Transfer. In addition to such other terms, conditions and restrictions on PARS contained in the Plan or the applicable PARS Agreement, all PARS shall be subject to the following restrictions:

               (1) No PARS shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of until they become vested pursuant to paragraph (iv) above. The period during which such restrictions are applicable is referred to as the ''Restricted Period.''

                (2) Except as set forth in the last sentence of paragraph (iv) above, if a recipient ceases to be a director of the Company within the Restricted Period for any reason, the Company shall have the right and option for a period of three months following the date of such cessation to buy for cash that number of PARS as to which the restrictions on transfer and the forfeiture provisions contained in the PARS have not then lapsed, at a price equal to the price per share originally paid by the recipient. If such cessation occurs within the last three months of the applicable Restricted Period, the restrictions and repurchase rights of the Company shall continue to apply until the expiration of the Company's three month option period.

               (3) Notwithstanding subparagraphs (1) and (2) above, the Board of Directors may, in its discretion, either at the time that PARS are awarded or at any time thereafter, waive the Company's right to repurchase shares of Common Stock or PARS Deferred Units upon the occurrence of any of the events described in this paragraph (v) or remove or modify any part or all of the restrictions. In addition, the Board of Directors may, in its discretion, impose upon the recipient of PARS at the time that such PARS are granted such other restrictions on any PARS as the Board of Directors may deem advisable.

          (vi) Additional Shares. Any shares received by a recipient of PARS as a stock dividend or any PARS Deferred Units received in respect of a stock dividend, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise with respect to such PARS shall have the same status and shall bear the same restrictions, all on a proportionate basis, as the shares or PARS Deferred Units initially subject to such.

          (vii) Transfers in Breach of PARS. If any transfer of PARS is made or attempted contrary to the terms of the Plan and of such PARS, the Board of Directors shall have the right to purchase for the account of the Company those shares from the owner thereof or his or her transferee at any time before or after the transfer at the price paid for such shares by the person to whom they were awarded under the Plan. In addition to any other legal or equitable remedies which it may have, the Company may enforce its rights by specific performance to the extent permitted by law. The Company may refuse for any purpose to recognize as a shareholder of the Company any transferee who receives any shares contrary to the provisions of the Plan and the applicable PARS or any recipient of PARS who breaches his or her obligation to resell shares as required by the provisions of the Plan and the applicable PARS, and the Company may retain and/or recover all dividends on such shares which were paid or payable subsequent to the date on which the prohibited transfer or breach was made or attempted.

          (viii) Additional PARS Provisions. The Board of Directors may, in its sole discretion, include additional provisions in any PARS granted under the Plan.

5. Limitation of Rights.

     (a) No Right to Continue as a Director. Neither the Plan, nor the granting of an Option or PARS nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain the optionee or recipient of PARS as a director for any period of time.

     (b) Rights as a Stockholder.

          (i) Options. An optionee shall have no rights as a stockholder with respect to the shares covered by his or her Option until the date of the issuance to him or her of a stock certificate therefor, and no adjustment will be made for dividends or other rights (except as provided in Section 6) for which the record date is prior to the date such certificate is issued.

          (ii) PARS. Subject to the limitations set forth in Section 4(d) and except as otherwise provided herein, a recipient of PARS, other than PARS Deferred Units, shall have all rights as a shareholder with respect to the shares subject to such PARS including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares and to vote such shares and act in respect of such shares at any meeting of shareholders. A recipient of PARS Deferred Units shall have no rights as a shareholder with respect to the Common Stock until the date of issuance to him or her of a stock certificate therefor, but the agreement evidencing the PARS Deferred Units may include the crediting of additional PARS Deferred Units equal in value to the cash amount of dividends paid with respect to same number of shares of Common Stock as the PARS Deferred Units.

6. Adjustment Provisions for Recapitalizations and Related Transactions.

     (a) If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar transaction, (i) the outstanding shares of one or both series of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to one or both series of Common Stock or other securities, except as otherwise determined by the Board of Directors, an appropriate and proportionate adjustment shall be made in (x) the number and kind of shares of such series of Common Stock subject to Options or the number and kind of shares of such series of Common Stock or PARS Deferred Units subject to PARS to be granted to outside directors after such event pursuant to Section 4(b), (y) the number and kind of shares of such series of Common Stock subject to then outstanding Options or the number and kind of shares of such series of Common Stock or PARS Deferred Units subject to any then outstanding PARS under the Plan, and (z) the exercise price for each share of such series of Common Stock subject to any then outstanding Options or repurchase rights of the Company under the Plan, without changing the aggregate purchase price as to which such Options or repurchase rights of the Company remain exercisable. No fractional shares or PARS Deferred Units will be issued under the Plan on account of any such adjustments.

     (b) All share numbers herein have been adjusted to reflect the three-for-two stock split declared on November 12, 1998and the recapitalization effected through a one-for-two reverse stock split of Staples.com Stock that was effective on April 5, 2000.

7. Mergers, Consolidations, Asset Sales, Liquidations, etc.

     Subject to the provisions of Section 4(c)(iii) and 4(d)(iv), in the event of a merger or consolidation or sale of all or substantially all of the assets of the Company in which outstanding shares of one or both series of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company, shall take one or more of the following actions, as to outstanding Options for such series of Common Stock: (i) provide that such Options shall be assumed, or equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); (ii) upon written notice to the optionees, provide that all unexercised Options shall (A) immediately become exercisable in full and (B) terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice; or (iii) in the event of a merger under the terms of which holders of one or both series of Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the ''Merger Price''), make or provide for a cash payment to such optionees equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding Options (to the extent then exercisable) with exercise prices not in excess of the Merger Price and (B) the aggregate exercise price of all such Options, in exchange for the termination of such Options.

8. Change in Control.

     For purposes of the Plan, a ''Change in Control'' shall be deemed to have occurred if (i) any ''person'', as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the ''Exchange Act'') (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the ''beneficial owner'' (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities (other than pursuant to a merger or consolidation described in clause (A) or (B) of subsection (iii) below); (ii) during any period of two consecutive years ending during the term of the Plan (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect any transaction described in clause (i), (iii) or (iv) of this Section 8) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the ''Disinterested Directors''), cease for any reason to constitute a majority of the Board of Directors; (iii) the closing of a merger or consolidation of the Company or any subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no ''person'' (as defined above) acquires more than 30% of the combined voting power of the Company's then outstanding securities; or (iv) a complete liquidation of the Company or a sale by the Company of all or substantially all of the Company's assets.

9. Modification, Extension and Renewal of Options and PARS.

     The Board of Directors shall have the power to modify or amend outstanding Options and PARS; provided, however, that no modification or amendment may (i) have the effect of altering or impairing any rights or obligations of any Option or PARS previously granted without the consent of the optionee or holder thereof, as the case may be, (ii) modify the number of shares of Common Stock subject to the Option or number of shares of Common Stock or PARS Deferred Units subject to the PARS (except as provided in Section 6) or (iii) reprice, replace or regrant options issued through cancellation or by lowering the option exercise price of a previously granted award unless approved by the stockholders of the Company .

10. Amendment of the Plan.

      The Board of Directors may suspend or discontinue the Plan or amend it in any respect whatsoever; provided, however, that without approval of the stockholders of the Company, no amendment may (i) materially modify the requirements as to eligibility to receive Options or PARS under the Plan, or (ii) materially increase the benefits accruing to participants in the Plan.

11. Withholding.

     (a) The Company shall have the right to deduct from payments of any kind otherwise due to the optionee or recipient of PARS any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of Options under the Plan or upon the expiration or termination of the Restricted Period relating to the PARS. Subject to the prior approval of the Company, the optionee or recipient of PARS may elect to satisfy such obligations, in whole or in part, (i) by causing the Company to withhold shares of Common Stock otherwise issuable pursuant to the exercise of an Option or upon the expiration or termination of the Restricted Period relating to the PARS or (ii) by delivering to the Company shares of Common Stock already owned by the optionee or PARS recipient. The shares so delivered or withheld shall have a fair market value equal to such withholding obligation. The fair market value of the shares used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. An optionee or PARS recipient who has made an election pursuant to this Section 11(a) may only satisfy his or her withholding obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

     (b) If the recipient of PARS under the Plan elects, in accordance with Section 83(b) of the Code, to recognize ordinary income in the year of acquisition of any shares awarded under the Plan, the Company will require at the time of such election an additional payment for withholding tax purposes based on the difference, if any, between the purchase price of such shares and the fair market value of such shares as of the date immediately preceding the date on which the PARS are awarded.

12. Notice.

     Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Treasurer of the Company and shall become effective when it is received.

13. Governing Law.

     The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

14. Stockholder Approval.

     The Plan is conditional upon stockholder approval of the Plan, and the Plan shall be null and void if the Plan is not so approved by the Company's stockholders.

Amended and restated by the Board of Directors on September 10, 1998 and approved by stockholders on January 21, 1999; amended by the Board of Directors on September 14, 1999 and approved by stockholders on November 9, 1999; and amended by the Board of Directors on March 7, 2000 and approved by stockholders on ______________, 2000.